Exhibit 11.1

INSIDER TRADING POLICY PHARVARIS N.V.

ARTICLE 1 INTRODUCTION

This document sets out the Company’s insider trading policy.

ARTICLE 2 DEFINITIONS AND INTERPRETATION

2.1
In this policy the following definitions shall apply:

Article An article of this policy.

Board The Company’s board of directors.

CEO The Company’s chief executive officer.

Chairman The chairman of the Board.

Company Pharvaris N.V.

Company Group The Company and its Subsidiaries collectively or, where the context so requires, any of them individually.

Company Security A security, derivative or other financial instrument issued by or relating to the Company, including:

a.
Shares;
b.
depository receipts for Shares;
c.
options, futures, swaps, forward rate agreements and other derivative contracts relating to Shares; and
d.
debt instruments of the Company.

Compliance Officer The Company’s Chief Legal Officer (“CLO”) unless designated otherwise by the Board.

Director A member of the Board of any company in the Company Group.

Insider Any Director, any employees with the title of vice president or higher, investor relations employees that assist with earnings releases, finance, accounting and legal department employees that directly assist with preparing SEC filings, any employees on the Company’s disclosure committee, and any persons designated by the Compliance Officer as being subject to these procedures.

NASDAQ The NASDAQ Stock Market.

Share A share in the Company’s capital, irrespective of its class.

Subsidiary A subsidiary of the Company within the meaning of Section 2:24a of the Dutch Civil Code.

Trading Window After the close of trading on the second business day following an earnings release by the Company with respect to the preceding financial period until the day that is fourteen calendar days prior to the close of the then current financial quarter.

2.2
References to “transactions” in Company Securities include sales, purchases or other acts consisting of or aimed at acquiring or disposing of such Company Securities (either directly or indirectly and for one’s own account or the account of another person), but exclude the grant or exercise of options for, or other rights to acquire, Company Securities under any equity or incentive plan established by the Company (provided that subsequent transactions in Company Securities acquired pursuant to the exercise of such options or rights shall be subject to this policy).
2.3
References to statutory provisions are to those provisions as they are in force from time to time.
2.4
Terms that are defined in the singular have a corresponding meaning in the plural.
2.5
Words denoting a gender include each other gender.
2.6
Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

ARTICLE 3

DEFINITION OF MATERIAL INFORMATION AND PROHIBITIONS

3.1 Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
Pre-clinical or clinical trial results (positive or negative);
•
Regulatory feedback;
•
Financial results or guidance;
•
Pre-clinical, clinical and regulatory timeline guidance;
•
A pending or proposed merger, acquisition or tender offer;
•
A pending or proposed acquisition or disposition of a significant asset (including intellectual property);
•
A pending or proposed collaboration or joint venture;
•
A change in senior management;
•
A Company restructuring;
•
Significant related party transactions;
•
An offering of Company Securities;
•
Bank borrowings or other financing transactions out of the ordinary course;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Pending or threatened significant litigation, or the resolution of such litigation;
•
Impending bankruptcy or the existence of severe liquidity problems; and
•
Significant cybersecurity incidents.

If you are unsure whether information is material, you should either consult the Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

3.2 Without prejudice to the relevant restrictions and prohibitions under applicable law concerning insider trading and market manipulation, Insiders are prohibited from:

a.
directly or indirectly conducting or recommending a transaction in Company Securities when the Insider has knowledge of Material Nonpublic Information (“MNPI”), subject to the exceptions provided for by applicable law, including if it concerns a transaction conducted in discharge of an enforceable obligation that already existed at the time the Insider became acquainted with such MNPI (and in those cases only with the prior written approval of the Compliance Officer);
b.
engaging in hedging transactions, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Company Securities;

c.
selling Company Securities within six months after having purchased such Company Securities;
d.
purchasing or writing options on Company Securities or short-selling Company Securities; and
e.
pledging Company Securities, including by purchasing Company Securities on margin or holding Company Securities in a margin account.
3.3
Each Insider shall provide his full cooperation to the Compliance Officer in any inquiry in relation to such Insider as referred to in Article 7.3, including by providing (or instructing and authorizing his bank, investment manager, broker or other institution where his securities account(s) is/are being administered to provide) the Compliance Officer with any information as may reasonably be requested by the Compliance Officer.

3.4 Each Insider shall take note of, and shall comply with, the requirements under applicable law concerning the notification and disclosure of his actual and deemed shareholdings (or other voting and economic interests) in the Company, net and gross short positions in relation to the Company, and transactions conducted in Company Securities. If any Insider is in doubt as to his notification and disclosure obligations in this respect, he should consult the Compliance Officer.3.5 Insiders are also prohibited from directly or indirectly conducting or recommending a transaction in the securities of another company or corporation, if the Insider learns in the course of his position with the Company Group material non-public information, or otherwise confidential information, about such other company or corporation that is likely to affect the value of those securities.

3.5 Each Insider is responsible for ensuring that its family members who reside with such Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such Insider’s household, and any family members who do not live in such Insider’s household but whose transactions in Company Securities are directed by such Insider or are subject to such Insider’s influence or control complies with the terms of this policy. Each Insider is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with such Insider before they trade in Company Securities.

ARTICLE 4 TRADING WINDOW

4.1
Subject to Articles 3.1 and 5.1, transactions by Insiders in Company Securities are only permitted:
a.
during a Trading Window; or
b.
outside a Trading Window for reasons of exceptional personal hardship and subject to prior review by the Compliance Officer, provided that, if the Compliance Officer wishes to trade outside a Trading Window, such trade shall be subject to prior review by the CEO.

4.2
At times the Company may determine that Insiders are not permitted to conduct transactions in Company Securities even during a Trading Window. No reasons may be provided, and the closing of a Trading Window itself may constitute MNPI that should not be communicated.
4.3
The restrictions in this Article 4 do not apply to:
a.
transactions in Company Securities conducted by Insiders pursuant to a pre- arranged plan under Article 6;
b.
the acceptance of Company Securities under an equity or incentive plan established by the Company; and
c.
the exercise of options for or the exercise of similar rights to Company Securities under an equity or incentive plan established by the Company, provided there is no sale of Company Securities in connection with such exercise, including sales to cover the exercise price or taxes.

ARTICLE 5 PRE-CLEARANCE

5.1
All transactions in Company Securities (including the creation or modification of a pre- arranged trading plan) by Insiders must be pre-cleared by the Compliance Officer. Preclearance requests should be submitted at least two trading days in advance of the proposed transaction. If the Compliance Officer wishes to execute such a transaction, this shall be subject to pre-clearance by the CEO. Pre-cleared transactions not initiated with a broker within ten trading days shall again require pre-clearance under the previous sentence.
5.2
Pre-clearance under Article 5.1 may be delayed or denied at the discretion of the Compliance Officer or the CEO, as applicable, without providing any reason for such decision.
5.3
Notwithstanding the pre-clearance process under this Article 5, it is each Insider’s responsibility to determine whether he is in possession of Inside Information, and neither an open Trading Window nor pre-clearance of a transaction absolves the Insider from the general prohibition of trading on MNPI.

ARTICLE 6

PRE-ARRANGED TRADING PLAN

6.1
Performing transactions in Company Securities under a pre-arranged trading plan is not deemed a violation of this policy, even if the Insider is in possession of MNPI at the time such a transaction is executed under such plan, provided that such plan meets the following conditions:
a.
the Insider must enter into a binding contract or written plan with a licensed brokerage firm or other fiduciary that holds discretionary authority over the plan;
b.
the plan specifies the amount, price and date on which Company Securities are to be purchased or sold (or a formula for making such determinations);
c.
the plan is established (or modified) at a time when the Insider does not possess Inside Information and a Trading Window is open;
d.
the plan prohibits the Insider from later asserting any influence over any person who exercises discretion as to how, when or whether to effect the transactions under such plan;
e.
the plan allows for the cancellation of a transaction and/or suspension of the plan upon notice and request by the Company to the Insider if the proposed transaction fails to comply with applicable laws or would create material adverse consequences for the Company;
f.
the plan may be terminated by the Insider at any time subject to prior consultation with the Compliance Officer or, if the Insider is the Compliance Officer, the CEO;
g.
the plan and any modifications thereof are approved by the Compliance Officer or, if the Insider is the Compliance Officer, the CEO, which approval may be delayed or denied at his sole discretion without providing any reason for such decision; and
h.
the first transaction under the plan occurs after a waiting period of 30 calendar days.
6.2
Transactions in Company Securities by an Insider pursuant to an approved pre-arranged trading plan as described in Article 6.1 will not require pre-clearance under Article 5 at the time of the transaction. Notwithstanding any pre-clearance of a trading plan, neither the Company, nor the Directors or other officers of the Company assume liability for the consequences of any transaction made pursuant to such plan.

ARTICLE 7 COMPLIANCE OFFICER

7.1
The Compliance Officer shall be appointed and dismissed by the Board. Until such time that the Board has appointed a Compliance Officer, or in the event of a vacancy in this office, the CLO shall fulfill the duties and responsibilities of the Compliance Officer and shall exercise such powers as are conferred upon the Compliance Officer pursuant to this policy and such other powers as the Board may confer on the Compliance Officer from time to time.
7.2
The Compliance Officer shall have the duties and powers conferred on him by this policy and such other duties and powers as the Board may confer on him from time to time.
7.3
The Compliance Officer may hold an inquiry, or procure an inquiry to be held, into the transactions in Company Securities conducted by, at the instruction of, or for the benefit of any Insider. The Compliance Officer shall report the outcome of such an inquiry in writing to the CEO (or to the Chairman, if such inquiry concerns the CEO). The CEO (or the Chairman, if the inquiry concerns the CEO) shall report his findings and conclusions concerning the inquiry in writing to the Insider concerned.

ARTICLE 8 AMENDMENTS AND DEVIATIONS

Pursuant to a resolution to that effect, the Board may amend or supplement this policy, subject to ongoing compliance with applicable law and NASDAQ requirements.

ARTICLE 9

GOVERNING LAW AND JURISDICTION

This policy shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this policy shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.